NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 10, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 29, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Certificate of Amendment that became effective after market close on August 29, 2024, each Class A-1 Exchangeable Non-Voting Shares held will automatically be re-designated into Class A Exchangeable Limited Voting Shares on a one-for-one basis.This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of the Class A-1 Exchangeable Non-Voting Shares and does not affect the continued listing on the NYSE of the Class A Exchangeable Limited Voting Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading befoore market open on August 30, 2024.